EXHIBIT 99(d)

                           CONSENT OF EUGENE A. RENNA

     I hereby consent to being named as a person who will become a director of Exxon Corporation, a New Jersey corporation ("Exxon"), in connection with the consummation of the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of December 1, 1998, among Exxon, Mobil Corporation, a Delaware corporation, and Lion Acquisition Subsidiary Corporation, a Delaware corporation, in the Registration Statement on Form S-4 to be filed by Exxon with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), and to the filing of this consent as an exhibit to the Registration Statement.

Signature: /s/ Eugene A. Renna
           ---------------------
           Eugene A. Renna

Date: March 24, 1999

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